EXHIBIT 99.1

Educational Development Corporation Announces Fiscal 2013 Results and Quarterly Dividend

TULSA, Okla., May 31, 2013 (GLOBE NEWSWIRE) -- Educational Development Corporation (Nasdaq:EDUC) (http://www.edcpub.com) today reported results for the fiscal fourth quarter and the full year ended February 28, 2013, along with their quarterly cash dividend.

For the fiscal year 2013, the Company reports net revenue of $25,487,500, a decrease of $785,800 when compared to $26,273,300 for the previous year and net earnings of $802,900 compared to $1,420,900. Earnings per share were $0.20 compared to $0.36 the previous year on a fully diluted basis.

For the fourth quarter 2013, the Company announced net revenues of $5,564,100 compared to $5,881,400 for the same period last year. As a result of year-end inventory and accrual adjustments of approximately $375,000, the Company reported a 2013 fourth quarter net loss of $211,200 compared with net earnings of $269,600 for the 2012 fourth quarter.

The Board of Directors has authorized a $0.08 per share cash dividend. The dividend will be paid on June 21, 2013 to shareholders of record June 14, 2013.

EDUCATIONAL DEVELOPMENT CORPORATION
CONDENSED STATEMENTS OF EARNINGS (UNAUDITED)
	Three Months Ended February 28 (29),		Twelve Months Ended February 28 (29),
	2013	2012	2013	2012

NET REVENUES	$ 5,564,100	$ 5,881,400	$ 25,487,500	$ 26,273,300
EARNINGS BEFORE INCOME TAXES	(343,500)	430,000	1,282,000	2,277,700
INCOME TAXES	(132,300)	160,400	479,100	856,800
NET EARNINGS	$ (211,200)	$ 269,600	$ 802,900	$ 1,420,900

BASIC AND DILUTED EARNINGS PER SHARE:
Basic	$ (0.06)	$ 0.07	$ 0.20	$ 0.36
Diluted	$ (0.06)	$ 0.07	$ 0.20	$ 0.36

WEIGHTED AVERAGE NUMBER OF COMMON AND EQUIVALENT SHARES OUTSTANDING:
Basic	3,955,024	3,906,929	3,934,352	3,898,145
Diluted	3,955,024	3,906,929	3,934,352	3,898,793

About Educational Development Corporation

Educational Development Corporation sells children's books, including Usborne Books and the Kane/Miller line of international children's titles through a multi-level sales organization of independent consultants, through 5,000 retail stores and over the Internet. More than 1,600 different titles are available for children of all ages, with periodic new additions.

CONTACT: Educational Development Corporation
         Randall White, (918) 622-4522